Exhibit 99.2
DRAFT
Dana Holding Corporation Reaches Settlement with Toyota
on Warranty Claims Related to Divested Structural Products Business
MAUMEE, Ohio — January XX, 2011 — Dana Holding Corporation (NYSE: DAN) announced today that it has reached a settlement with Toyota Motor Engineering & Manufacturing North America, Inc., for warranty claims related to frames produced by the company’s former Structural Products business.
Under terms of the agreement, Dana will make a one-time payment of $25 million to Toyota in connection with corrosion on frames produced for certain Tacoma pickup trucks that were subject to a customer support program initiated by Toyota in 2008. The payment will result in a $25 million charge to Dana’s fourth-quarter 2010 earnings.
Dana substantially divested its Structural Products business, including the plants that manufactured the Tacoma frames, in March 2010.
About Dana Holding Corporation
Dana is a world leader in the supply of driveline products (axles and driveshafts), power technologies (sealing and thermal-management products), and genuine service parts for light and heavy manufacturers. The company’s customer base includes virtually every major vehicle manufacturer in the global automotive, commercial vehicle, and off-highway markets. Based in Maumee, Ohio, the company employs approximately 22,500 people in 26 countries and reported 2009 sales of $5.2 billion. For more information, please visit: www.dana.com.

Investor Contact	Media Contact
Lillian Etzkorn: 419.887.5160	Chuck Hartlage: 419.887.5123
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